Exhibit 10.19

Description of Non-Employee Directors
Restricted Stock Awards

Under the 2018 Omnibus Equity Compensation Plan of Limestone Bancorp, Inc. (the “Company”), each non-employee director receives an annual grant of restricted shares having a market value of $25,000, based on the trading price of the Company’s common shares at the closing of trading on the grant date.  The grant date is the first day of the month after the annual meeting of shareholders of the Company.

Restricted shares are common shares that may not be transferred and are subject to forfeiture during a specified period.  Otherwise, restricted shares have all of the rights of common shares during the restriction period, including the right to vote and the right to receive dividends.  Restricted shares awarded to directors vest on December 31 of the year of grant.  If a director ceases to serve on the Board of Directors for any reason, the director will automatically forfeit any unvested restricted shares.  In the event of a change in control, the restrictions on the transfer of the shares will end.  Under the terms of the restricted share awards to non-employee directors, a change in control means (i) the disposal of the Company’s business or the business of the Company’s subsidiary, Limestone Bank, Inc. (the “Bank”), pursuant to a liquidation, sale of assets or otherwise, (ii) any person, group or entity acquiring or gaining ownership or control of more than 50% of the Company’s outstanding shares or the outstanding shares of the Bank, other than any trustee or other fiduciary holding shares under any employee benefit plan, or (iii) during any period of two consecutive years, individuals who were directors of the Company at the beginning of that period cease to constitute a majority of the Board of Directors, unless the election of each new director was approved by at least two-thirds of the directors then still in office who were directors at the beginning of the period.

The 2018 Omnibus Equity Compensation Plan was approved by the shareholders of the Company at the 2018 annual meeting of shareholders and is administered by the Compensation Committee of the Board of Directors.  This compensatory arrangement under which non-employee directors are granted restricted shares under the 2018 Omnibus Equity Company Plan may be amended, modified or terminated at any time.